Exhibit 99.1

Congratulations to our new co-CEO, Ashraf Alkarmi!

Today, we announced that Ashraf Alkarmi will become Dropbox co-CEO alongside Drew Houston. Following a transition period, Ashraf will become sole CEO and Drew will move into the role of executive chairman. Drew and Ashraf shared the news with Dropboxers this morning in the emails below. Congratulations, Ashraf!

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Subject: Congratulations Ashraf, our new co-CEO!

Hi team,

Today we're promoting Ashraf Alkarmi to co-CEO of Dropbox. Ashraf has done an incredible job transforming our core business, and I can't think of a better leader for Dropbox’s next chapter. Ashraf and I will jointly lead the company, and after a transition period I'll move into the role of executive chairman and Ashraf will be the sole CEO.

I want to share why we're doing this and why now. Our business is in a stronger position than it's been in years, and a lot of that is because of Ashraf. He inherited a challenging setup when he took over our core business. Many inside and outside the company were skeptical that our trajectory could change, but Ashraf saw things differently. He made difficult and courageous calls, placed some smart bets, and those bets are paying off. While there's still plenty of important work ahead, the business has been getting stronger every quarter.

Early in running Dropbox, someone gave me a piece of advice: before you hire anyone, ask yourself if you'd feel good about your little brother or sister working for this person (I didn’t have kids at the time.) Ashraf is that leader. He cares deeply about the work and he cares deeply about the people doing the work. He tells the truth even when it's hard and disagrees with me when I'm wrong. And anyone who has done karaoke with Ashraf at our offsites knows our culture is in good hands.

Ashraf has spent his whole career—at Amazon, at Vimeo, and before—building products for the creative and content-focused customers we serve. He's also been leading from the front on AI. Last December, while most of the world was on break, Ashraf was building prototypes with AI tools and pushing us to think bigger about what our products could become. I can’t wait for our customers to see the next generation of the Dropbox experience.

Ashraf and I will be working side-by-side through the transition. I care about Dropbox as much as I ever have, and that's not going to change. My focus right now is making sure Dropbox is in the strongest possible shape. But knowing me, it won't be long before I'm getting credit card alerts for my Cursor token spend.

Please join me in congratulating Ashraf. We'll do an All Hands today at 10am PT where we’ll take your questions, and we’ll have more time together in the coming days.

Drew

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Reply from Ashraf:

Hi team,

First, I want to say how grateful I am for the opportunity and trust that comes with this role. Dropbox is a company and product I’ve admired for a long time, and it’s been incredibly rewarding to work alongside this team. I’m also beyond excited about this next chapter for Dropbox!

What’s energized me most since joining Dropbox is the connection people have with our brand. I’ve heard it over and over in conversations with customers around the world, from creative teams at Sundance to long-time users who tell me Dropbox was one of the first products they ever paid for. Dropbox is a trusted home for their most important work, and that creates a real responsibility for us to keep improving the experience for them.

I’m really excited to double down on customer obsession and build products that solve hard, real problems for the people who rely on Dropbox every day. Our customers are asking us to do much more in the AI era, and we need to keep innovating aggressively to improve how work gets done.

As Drew said, we’re in a much stronger position than we’ve been in years, and that progress is thanks to all of you. Over the last year and a half, we’ve gotten much clearer about our priorities, where we invest, and how we operate. We’ve built a much stronger foundation as a company, and that focus is showing up in our results and in how people are engaging with our products.

It gives me a lot of confidence in what’s ahead for Dropbox, and I’m grateful to the teams across the company who’ve stepped up, taken ownership, and helped drive that transformation!

My commitment to you is that we’ll be deliberate about where we’re going and how we work. We’re entering a new chapter where we’ll be even more focused on our customers. We’ll make decisions grounded in their needs and in the results we’re seeing, and continue growing from the foundation we’ve put in place.

I have a lot of admiration and respect for the company Drew has built and the values that have shaped it over the years: customer obsession, trust, and integrity. Those things matter deeply to me as a leader, too.

Those values have also shaped how Drew and I work together. We’ve built a working relationship grounded in trust, truth telling, and doing what’s best for our customers, and we’ll continue working closely together through this next phase. We also both care about building a culture where people are kind, direct, and focused on customer impact.

Looking ahead, my priority is to give our leaders the support and clarity they need to stay focused and keep performing at this level. A big part of that is the strength we have across our executive team. We have an incredible group with strong operational experience who know our customers and know how to execute.

On that note, I’m really excited to share that Mike Torres will be joining Dropbox and our senior leadership team as our new Chief Product Officer on July 7. Mike brings deep experience leading and scaling products used by hundreds of millions of people, including leadership roles across Chrome,

Kindle, and OneDrive, along with a strong track record of driving focus across large organizations. We’ll share more on Mike and the Product Organization this week, with more details to follow this summer.

I know we have all the right ingredients to be successful: a trusted brand with more than 700 million global registered users, deep customer relationships, and employees who genuinely care about the quality of what we build.

I’m so excited about where we can go from here!

Looking forward to continuing the conversation at the All Hands shortly.
Ashraf